Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Mannatech, Incorporated:

We have issued our reports dated March 16, 2007, accompanying the consolidated financial statements and March 17, 2008, accompanying Schedule II included in the Annual Report of Mannatech, Incorporated and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Mannatech, Incorporated and subsidiaries on Forms S-8 (File No. 333-72767, effective February 22, 1999, File No. 333-77227, effective April 28, 1999, File No. 333-94519, effective January 12, 2000, File No. 333-47752, effective October 11, 2000, and File No. 333-113975, effective March 26, 2004).

/s/ Grant Thornton LLP

Dallas, Texas

March 17, 2008